Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: +44 (0) 7827 860 299
gcurtis@wcpglobal.com
IDM Pharma’s MEPACT ® (Mifamurtide, L-MTP-PE) Receives Approval in Europe for Treatment
of Patients with Non-Metastatic, Resectable Osteosarcoma
First New Agent Approved to Treat Osteosarcoma in More Than 20 Years
IRVINE, Calif. — March 9, 2009 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced that the European Commission has formally granted a Centralized marketing authorization for MEPACT® (mifamurtide, L-MTP-PE) for the treatment of patients with non-metastatic, resectable osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults. The Centralized marketing authorization allows MEPACT to be marketed in the 27 Member States of the European Union, as well as in Iceland, Liechtenstein and Norway. MEPACT was granted orphan medicinal product status in Europe in 2004 and under European pharmaceutical legislation is entitled to a period of 10 years market exclusivity in respect of the approved indication.
“Today’s approval of MEPACT is a significant milestone for physicians and patients in Europe, giving them access to the first new osteosarcoma treatment option in 20 years,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “As our lead product candidate and first to receive approval, this is also a major milestone for IDM Pharma. We look forward to amending the New Drug Application (NDA) for mifamurtide in the United States and continuing to work toward bringing this important treatment to market in the U.S.”
The approval was based on the Phase 3 MEPACT trial (INT-0133), a National Cancer Institute (NCI) funded cooperative group study conducted by the Children’s Oncology Group (COG) and the largest study ever completed in osteosarcoma, enrolling approximately 800 patients. The study evaluated patient outcomes with the addition of MEPACT to three- or four-drug adjuvant chemotherapy (cisplatin, doxorubicin, and methotrexate with or without ifosfamide). Results demonstrated that the addition of MEPACT to chemotherapy resulted in approximately a 30 percent decrease in the risk of death with 78 percent of patients surviving after six years of follow-up after treatment with MEPACT.
“MEPACT is the first therapy in more than 20 years to demonstrate any significant long-term survival advantage in osteosarcoma,” said Ian Lewis, MD, Professor of Cancer Research at St. James University Hospital in Leeds, England. “The approval of MEPACT is the culmination of two decades of research and dedication to children and young adults with osteosarcoma and brings real hope for a patient population in need of an innovative treatment option for this devastating disease.”

“As an investigator who has been involved in the development of MEPACT, I am thrilled that years of hard work and commitment by researchers around the world has resulted in this positive outcome,” said Eugenie Kleinerman, MD, professor and head of the Division of Pediatrics and professor of Cancer Biology at The University of Texas M.D. Anderson Cancer Center. “This is a remarkable advance for treatment of young patients with osteosarcoma and should give physicians and their patients hope in treating this rare disease.”
The Company continues to evaluate strategic alternatives, which may include seeking strategic partners, a merger and/or the sale of all or part of its operations and assets, or raising additional capital to secure operational sales and marketing infrastructure for MEPACT.
Mifamurtide U.S. Regulatory Status
As previously announced, in the U.S., the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of mifamurtide and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company plans to submit an amended New Drug Application (NDA) for mifamurtide in mid-2009 and expects to be in a position to provide an update on the progress of the filing, including timing, following a meeting scheduled with the FDA in March.
Mifamurtide was granted orphan drug status in the United States in 2001. The NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with approximately 1,200 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (COG), the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
MEPACT® Important Safety Information
Safety of MEPACT has been assessed in studies of patients 2 to 30 years of age at initial diagnosis of osteosarcoma. The most common side effects were anemia, anorexia, headache, dizziness, tachycardia, hypertension, hypotension, dyspnea, tachypnea, cough, vomiting, diarrhea, constipation, abdominal pain, nausea, hyperhidrosis, myalgia, arthralgia, back pain, pain in extremity, fever, chills, fatigue, hypothermia, pain, malaise, asthenia, and chest pain.
A pharmacovigilance plan for MEPACT, as for all medicinal products, will be implemented as part of the marketing authorization.
Detailed recommendations for the use of MEPACT are described in the Summary of Product Characteristics (SPC) which is published in the European Public Assessment Report (EPAR) and is available in all official European Union languages.

About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of its innovative products to address the needs of patients and the physicians who treat these patients.
The Company believes it has adequate cash resources to support its operations through the first half of 2009 based on its current development and operating plans. The Company does not currently have operational sales and marketing infrastructure for MEPACT and does not currently have plans or sufficient funds to secure this capability.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the marketing of MEPACT in the EU, the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s belief that the data from the mifamurtide Phase 3 study warrants regulatory approval of mifamurtide from an overall clinical benefit/risk standpoint in the United States, and the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for mifamurtide, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and the Company’s plans to evaluate strategic alternatives and/or raise additional capital. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company elects to secure sales and marketing infrastructure for MEPACT in the EU, the timing of filing an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of mifamurtide and other information in any amendment to the NDA for mifamurtide submitted by the Company may not provide adequate support for regulatory approval of mifamurtide in the U.S. within the timeframe expected by the Company, if at all, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction or raise additional capital, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.